                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

    Filed by the Registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12

                              MASCO CORPORATION
- - -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

                              MASCO CORPORATION
- - -------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registant)

Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

- - --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

    (5) Total fee paid:

- - --------------------------------------------------------------------------------
    [ ] Fee paid previously with preliminary materials.

- - --------------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- - --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------

    (3) Filing party:

- - --------------------------------------------------------------------------------

    (4) Date filed:

- - --------------------------------------------------------------------------------

                               MASCO CORPORATION
                              21001 Van Born Road
                             Taylor, Michigan 48180

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF MASCO CORPORATION:

     The Annual Meeting of Stockholders of Masco Corporation will be held at the offices of the Company, 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 22, 1996 at 10:00 A.M., Eastern daylight time. The purposes of the meeting, which are set forth in detail in the accompanying Proxy Statement, are:

     1. To elect three Class II Directors;

     2. To consider and act upon the ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1996; and

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 29, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to be present at the meeting, you are requested to sign and return the Proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Your prompt attention will be appreciated. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                              By Order of the Board of Directors

                                                     /s/ Eugene A. Garagaro, Jr.
                                                         EUGENE A. GARGARO, JR.
                                                                      Secretary
April 29, 1996

                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS OF
                               MASCO CORPORATION

                                  May 22, 1996

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of Masco Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 22, 1996 at 10:00 A.M., Eastern daylight time, and at any adjournment thereof.

     The expense of this solicitation will be borne by the Company. Solicitation will be by use of the mails, and executive officers and other employees of the Company may solicit Proxies, without extra compensation, personally and by telephone and other means of communication. In addition, the Company has retained Morrow & Company, Inc. to assist in the solicitation of Proxies for a fee of $8,000, plus expenses. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

     Stockholders of record as of the close of business on March 29, 1996 will be entitled to vote at the Annual Meeting. On that date, there were 160,332,787 shares of Company Common Stock, $1 par value, outstanding and entitled to vote. Each share of outstanding Company Common Stock entitles the holder to one vote.

     The shares represented by the Proxy will be voted as instructed if received in time for the Annual Meeting. Any person signing and mailing the Proxy may, nevertheless, revoke it at any time before it is exercised by written notice to the Company (Attention: Eugene A. Gargaro, Jr., Secretary) at its executive offices at 21001 Van Born Road, Taylor, Michigan 48180, or at the Annual Meeting. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 29, 1996.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. The term of office of the Class II Directors expires at the meeting and the number of Directors constituting Class II has been increased from two to three. The Board of Directors proposes the election of Dr. Lillian Bauder and John A. Morgan, who are currently Directors, and also nominates Joseph L. Hudson, Jr. for election to the Board. The Class II Directors will serve for a term expiring at the 1999 Annual Meeting or until their respective successors are elected and qualified. The Class I and Class III Directors have been elected to serve for terms which expire at the Annual Meetings of Stockholders in 1998 and 1997, respectively, or until their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as Directors of the above nominees unless a contrary direction is indicated. If prior to the meeting any nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

     Presence in person or by proxy of holders of a majority of outstanding shares of Company Common Stock will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted toward the establishment of a quorum. Assuming a quorum is present, Directors are elected by a plurality of the votes cast. The three individuals who receive the largest number of votes cast will be elected as Directors; therefore, shares not voted (whether due to abstention or broker non-vote) do not affect the election of Directors.

     Information concerning the nominees and continuing Directors is set forth below.

                                                                           SHARES OF COMPANY
                                                           FIRST BECAME      COMMON STOCK
                                                             AND HAS         BENEFICIALLY
                 NAME, AGE, PRINCIPAL                      SERVED AS A        OWNED AS OF
          OCCUPATION AND OTHER DIRECTORSHIPS              DIRECTOR SINCE     MARCH 1, 1996
- - ------------------------------------------------------    --------------   -----------------
      CLASS I (TERM TO EXPIRE AT 1998 ANNUAL MEETING)
Wayne B. Lyon, 63.....................................         1988              565,268
  President and Chief Operating Officer of the
  Company; director of Comerica Incorporated, Payless
  Cashways, Inc. and Emco Limited
Arman Simone, 68......................................     1952 to 1969           72,000
  Retired, formerly President of Simone Corporation,      and since 1972
  commercial builders and developers
Peter W. Stroh, 68....................................         1992                  500
  Chairman and Chief Executive Officer of The Stroh
  Companies, Inc. (parent company of The Stroh Brewery
  Company); director of NBD Bank (a subsidiary of
  First Chicago NBD Corporation)

                                                                           SHARES OF COMPANY
                                                           FIRST BECAME      COMMON STOCK
                                                             AND HAS         BENEFICIALLY
                 NAME, AGE, PRINCIPAL                      SERVED AS A        OWNED AS OF
          OCCUPATION AND OTHER DIRECTORSHIPS              DIRECTOR SINCE     MARCH 1, 1996
- - ------------------------------------------------------    --------------   -----------------
      CLASS II (NOMINEES FOR TERM TO EXPIRE AT 1999 ANNUAL MEETING)
Dr. Lillian Bauder, 56................................         1992                1,500
  President and Chief Executive Officer of Cranbrook
  Educational Community; director of DTE Energy
  Company (and its subsidiary The Detroit Edison
  Company) and Comerica Bank (a subsidiary of Comerica
  Incorporated)
Joseph L. Hudson, Jr., 64.............................          --                 1,000*
  Chairman of Hudson-Webber Foundation, a
  philanthropic organization; formerly President and
  Chief Executive Officer of The Detroit Medical
  Center, President, Chairman and Chief Executive
  Officer of The J.L. Hudson Company, and Vice
  Chairman and a director of Dayton Hudson
  Corporation; currently a director of NBD Bank (a
  subsidiary of First Chicago NBD Corporation)
John A. Morgan, 65....................................         1969                1,600
  Partner, Morgan Lewis Githens & Ahn, investment
  bankers; director of FlightSafety International,
  Inc., MascoTech, Inc., McDermott International, Inc.
  and TriMas Corporation

      CLASS III (TERM TO EXPIRE AT 1997 ANNUAL MEETING)

Richard A. Manoogian, 59..............................         1964            4,428,868
  Chairman of the Board and Chief Executive Officer of
  the Company and of MascoTech, Inc., and Chairman of
  the Board of TriMas Corporation; director of First
  Chicago NBD Corporation
Erwin L. Koning, 84...................................         1964                4,000
  Retired, formerly Senior Vice President of NBD Bank
  (now a subsidiary of First Chicago NBD Corporation)

- - -------------------------
* Shares acquired after March 1, 1996.

     For further information concerning the Directors' beneficial ownership of Company Common Stock, see "Security Ownership of Management and Certain Beneficial Owners." For further information concerning MascoTech, Inc. and TriMas Corporation, see "Certain Relationships and Related Transactions."

     The nominees and other Directors have been engaged during the past five years in their current occupations as shown above.

     The Board of Directors held six meetings during 1995. The Audit Committee of the Board of Directors, consisting of Dr. Bauder and Messrs. Koning, Morgan and Stroh, held two meetings during 1995. It reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent accountants, the scope of audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent accountants and the Company's accounting practices. The Compensation Committee of the Board of Directors, consisting of Messrs. Koning, Morgan and Simone, held five meetings during 1995. It establishes and monitors executive compensation and administers and determines awards and options granted under the Company's restricted stock incentive and stock option plans. The Board of Directors recently established a Nominating Committee, consisting of Dr. Bauder and Messrs. Morgan and Stroh, to identify and consider candidates to serve as Directors of the Company. The Nominating Committee will consider candidates for nominees for election as Directors of the Company submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Company at the address appearing on the first page of this Proxy Statement.

     Each Director (other than Messrs. Manoogian and Lyon, who are also Company employees) receives an annual fee and $1,000 for each Board of Directors meeting (and committee meeting if not held on a date on which the entire Board holds a meeting) which the Director physically attends. The annual fee paid for 1995 was $50,000.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     Set forth below is information concerning beneficial ownership of Company Common Stock as of March 1, 1996 by (i) each of the nominees and Directors, (ii) each of the named executive officers, (iii) all current Directors and executive officers of the Company as a group, and (iv) all persons known by the Company to be the beneficial owners of five percent or more of Company Common Stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                          SHARES OF COMPANY COMMON    PERCENTAGE OF COMPANY COMMON
           NAME AND ADDRESS               STOCK BENEFICIALLY OWNED      STOCK BENEFICIALLY OWNED
- - ---------------------------------------   ------------------------    ----------------------------
Dr. Lillian Bauder.....................               1,500                          *
Joseph L. Hudson, Jr...................               1,000**                        *
Erwin L. Koning........................               4,000                          *
Wayne B. Lyon(1)(2)....................             565,268                          *
Richard A. Manoogian(1)(2).............           4,428,868                        2.7%
John A. Morgan.........................               1,600                          *
Arman Simone...........................              72,000                          *
Peter W. Stroh.........................                 500                          *
Frank M. Hennessey(2)..................             113,720                          *
Raymond F. Kennedy(2)..................             408,200                          *
Richard G. Mosteller(2)................             234,683                          *
All 19 current Directors and executive
  officers of the Company as a group
  (excluding subsidiary, divisional and
  group executives)(1)(2)..............           8,364,401                        5.1%
FMR Corp.(3)
  82 Devonshire Street
  Boston, Massachusetts 02109..........          16,737,477                       10.4%

- - -------------------------
 *  Less than one percent

**  Shares acquired after March 1, 1996.

(1) Shares owned by Mr. Manoogian and by all Directors and executive officers of the Company as a group include in each case an aggregate of 2,340,200 shares owned by charitable foundations for which Mr. Manoogian serves as a director. Shares owned by Mr. Lyon and by all Directors and executive officers of the Company as a group include in each case 28,448 shares owned by a charitable foundation for which Mr. Lyon serves as a director. Shares owned by all Directors and executive officers of the Company as a group include 25,530 shares held by trusts for which an executive officer serves as a trustee. The directors of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Messrs. Manoogian, Lyon and the executive officer each disclaims beneficial ownership of such shares.

(2) Includes shares which may be acquired on or before April 29, 1996 upon exercise of stock options (1,057,740 shares for Mr. Manoogian, 316,125 shares for Mr. Lyon, 191,310 shares for Mr. Kennedy, 25,000 shares for Mr. Hennessey, 184,722 shares for Mr. Mosteller and 2,217,234 shares for all Directors and executive officers as a group) as well as unvested restricted stock award shares held under the Company's stock incentive plans (57,387 shares for Mr. Manoogian, 39,316 shares for Mr. Lyon, 163,979 shares for Mr. Kennedy, 85,710 shares for Mr. Hennessey, 27,344 shares for Mr. Mosteller and 494,706 shares for all Directors and executive officers as a group). Holders exercise neither voting nor investment power over unexercised option shares, and have sole voting but no investment power over unvested restricted shares.

(3) Based on a Schedule 13G dated April 9, 1996 and filed with the Securities and Exchange Commission by FMR Corp. and certain of its affiliates, these shares were owned at March 31, 1996 by two subsidiaries and an affiliate of FMR Corp. which provide investment advisory services to investment companies and institutional accounts. According to the filing, FMR Corp., through wholly owned subsidiaries, has sole dispositive power over 16,737,477 shares and sole voting power over 766,509 shares, but no voting power over the balance of the shares held by various investors. An affiliate of FMR Corp. has sole voting and investment power over 26,000 shares. Members of the Edward C. Johnson 3d family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

     Mr. Manoogian may be deemed a controlling person of the Company by reason of his significant ownership of Company Common Stock and his positions as a Director and an executive officer of the Company.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     One of Masco Corporation's primary business objectives is to maximize long-term stockholder returns. To achieve this objective, the Company believes that it is necessary to attract, retain and motivate the highest quality management team possible that can conceptualize, strategize and tactically implement business development, product development, manufacturing technologies and marketing and service programs to generate long-term profit growth.

     Establishing compensation programs generally and determining the compensation of individual executive officers are complex matters involving numerous issues and a variety of data. The approach of the Compensation Committee, which is composed entirely of outside, non-employee Directors, is primarily subjective in nature. The Committee identifies relevant factors to be considered, such as the need to be competitive in the market for executive talent and to provide incentives and rewards for individual and corporate performance. However, the Committee maintains a flexible approach that is based on the exercise of judgment and discretion and reflects the Company's entrepreneurial operating environment and long-term performance orientation. Precise formulas, targets or goals are not utilized and specific weights are not assigned to the various factors. The Committee focuses on the Company's goal of long-term enhancement of stockholder value by stressing long-term goals and by using stock-based incentive programs with extended vesting schedules. The Compensation Committee believes that the use of such incentives to retain and motivate individuals who have developed the skills and expertise required to lead the Company is key to the Company's success.

     The present compensation arrangement for executive officers consists of a blend of base salary, annual cash bonus and long-term (up to ten-year) incentives utilizing Company Common Stock. The Committee uses a variety of resources, including published compensation surveys, as it considers information concerning current compensation practices within the Company's industries (including companies that are included in the Standard & Poor's Building Materials Index). In addition, the compensation policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, because the Committee believes that the Company competes with such companies for executive talent. Although the Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     Annual cash compensation consists of salary and bonus. Base salaries are usually adjusted annually by establishing ranges for increases for executive officers that reflect inflation, promotions and merit and that are similar to the ranges established for other corporate office employees. Bonuses are determined annually in a similar manner. The salary ranges reflect changes observed in general compensation levels of salaried employees, and in particular, within the geographic area of the Company's corporate office and within the Company's industries. In addition, the Company's performance for the particular year and the Company's prospects are more significant factors in determining ranges for year-end bonuses than in determining salary ranges. In connection with the payment of bonuses, corporate performance goals are considered by the Committee in light of general economic conditions, and include items such as comparisons of year-to-year operating results, market share performance and the achievement of budget objectives and forecasts. However, the Committee does not generally identify specific goals that must be satisfied in order for bonuses to be paid. Salary and bonus determinations are subject to variances from the established ranges for a variety of subjective factors such as an individual's contribution to the performance of the Company and its affiliates in addition to the competitive considerations noted above. In general, the potential bonus opportunity for executive officers is up to fifty percent of base salary.

     Restricted stock awards and stock options granted under the 1991 Long Term Stock Incentive Plan (the "1991 Plan") are used as part of the Company's long-term incentive arrangements, which focus the recipient on long-term enhancement in stockholder value and help retain key employees. Factors reviewed by the Committee in determining whether to grant options and awards are generally the same factors considered in determining salaries and bonuses described above. The Committee believes that the level of restricted stock awards and stock option grants must be sufficient in size and potential value to provide a strong incentive and to reinforce the individual's commitment to the Company. The history of restricted stock awards and stock option grants previously granted to an executive is also a factor in determining new awards and grants. In general, the potential opportunity for annual restricted stock awards under the Company's restricted stock award program is up to thirty percent of base salary. In addition, supplemental restricted stock awards are granted periodically. The Committee recognizes that the dollar value of these stock-based incentives can appreciate to substantial amounts as a result of the Company's extended vesting schedule, since there is a longer time period for the Company's stock price to appreciate when compared to the shorter vesting schedule used by many other companies which enable individuals to receive their incentives in a shorter time period.

     Restricted stock awards granted under the 1991 Plan generally vest in ten percent annual installments over a period of ten years from the date of grant. In general, vesting is contingent on a continuing employment or consulting relationship with the Company. The 1991 Plan provides, however, that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company. Each of the named executive officers received restricted stock awards in early 1995 in conjunction with awards made to other key corporate office employees based on the financial performance of the Company during 1994. During 1995, Mr. Kennedy and Mr. Hennessey also received restricted stock awards under the 1991 Plan for 100,000 shares and 50,000 shares, respectively. These awards, designated as "career awards," were granted in order to provide additional incentives to the recipients and assure the continuation of their services to the Company until retirement. These career awards vest over a three-year period only if the recipient retires from the Company after reaching age 65, subject to the Plan's provisions for earlier vesting as discussed above.

     Original stock option grants made under the 1991 Plan generally vest in installments beginning in the third year and extending through the eighth year after grant and, unless otherwise provided, may be exercised until the earlier of ten years from the date of grant or, as to the number of shares then exercisable, the termination of the employment or consulting relationship of the participant. The Committee may permit Company Common Stock to be used in payment of federal, state and local withholding tax obligations attributable to the exercise of stock options and may accept the surrender of an exercisable stock option and authorize payment by the Company of an amount equal to the difference between the option exercise price of the stock and its then fair market value.

     Recipients of stock options are eligible to receive restoration options. A restoration option is granted when a participant exercises an original stock option and pays the exercise price by delivering shares of Company Common Stock. The restoration option is granted equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original stock option. The exercise price is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company's stock price. The Committee believes that restoration options help to align more closely the interests of executives with the long-term interests of stockholders and allow executives to maintain the level of their equity-based interest in the Company through a combination of direct stock ownership and stock options. No restoration options were granted to the named executive officers in 1995. The 1991 Plan also provides that, upon the occurrence of certain events constituting a change in control of the Company, all stock options previously granted immediately become fully exercisable and all restricted stock awards immediately vest. Generally, if a participant incurs an excise tax under Section 4999 of the Internal Revenue Code in connection with a payment or distribution following a change in control, the 1991 Plan provides that the participant will receive an additional payment as reimbursement for such excise tax.

     The Committee has reviewed the regulations relating to Internal Revenue Code Section 162(m), which limits the deductibility of annual executive compensation in excess of $1,000,000 for the five highest paid executives. The Committee intends to continue arrangements so that stock options granted under the Company's existing stock incentive plan are deductible compensation under the regulations and has restructured determinations for cash bonuses to make them performance-based and therefore deductible. The Committee continues to believe that it is in the Company's interest to retain flexibility in its compensation program, and although the remaining compensation will in some circumstances exceed the limitation of
Section 162(m), the Committee believes that the tax deduction lost on account of such compensation will be insignificant for the foreseeable future.

COMPENSATION OF CEO

     Mr. Manoogian's salary and bonus of approximately $1.4 million has been reduced at his request, effective January 1, 1996, to $1 per year. Mr. Manoogian requested the Compensation Committee of the Board of Directors to implement this reduction to reflect his commitment to enhance stockholder value and his personal disappointment with the Company's stock price performance in recent years. The Compensation Committee, in acceding to this request, considered alternative compensation arrangements for Mr. Manoogian based upon the Board's own desire to improve stockholder value in the future, and accordingly on April 18, 1996 granted Mr. Manoogian a ten-year option to purchase 1,000,000 shares of Company Common Stock. This option, however, will become exercisable only if the price of Company Common Stock exceeds $41 per share within three years of the date of grant or, if that target is not exceeded, exceeds $50 per share within five years of the date of grant. The exercise price for this option is not set at the current market price of the stock but, rather, is $41 or $50 per share, based on whether the three-year or five-year target is exceeded. Since the closing price of Company Common Stock was $27 7/8 per share on the date of grant for this option, the exercise price represents a requirement for a minimum 47% or 79% increase, respectively, from the market value of Company Common Stock on the date of grant. Mr. Manoogian can benefit from the option grant only by the amount of any price appreciation above the target exercise price (i.e. above $41 if the three-year target is exceeded, or above $50 if the three-year target is not exceeded but the five-year target is). The option will expire unexercised if neither target price is achieved. The Compensation Committee, in approving this reduction and grant of Mr. Manoogian's performance stock option, indicated that during 1996 it intends to evaluate additional types of performance-driven incentive arrangements for the Company's senior management.

     Compensation decisions for 1995 for all executives, including Mr. Manoogian, the Chairman of the Board and Chief Executive Officer, are generally based on the criteria described above. Mr. Manoogian's salary increase is within the range of increases established by the Committee and reflects inflation and the other factors that are used to establish the range of increases for executive officers and other corporate office employees. Bonuses were reduced for Mr. Manoogian and most other executive officers in light of the Company's financial performance in 1995.

                                                  Erwin L. Koning

                                                  John A. Morgan

                                                  Arman Simone

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table summarizes the annual and long-term compensation of the Company's chief executive officer and the other four highest paid executive officers (collectively, the "named executive officers") for 1995, 1994 and 1993. Mr. Manoogian's salary and bonus of approximately $1.4 million has been reduced at his request, effective January 1, 1996, to $1 per year. Mr. Manoogian requested the Compensation Committee of the Board of Directors to implement this reduction to reflect his commitment to enhance stockholder value and his personal disappointment with the Company's stock price performance in recent years. For further information concerning this action and related arrangements, see "Executive Compensation Committee Report."

                                                                 LONG-TERM
                                                               COMPENSATION
                                                                  AWARDS
                                                          -----------------------
                                    ANNUAL COMPENSATION   RESTRICTED   SECURITIES
                                    -------------------     STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY    BONUSES    AWARDS(1)     OPTIONS     COMPENSATION(2)
- - ---------------------------  ----   --------   --------   ----------   ----------   ---------------
Richard A. Manoogian,        1995   $972,000   $382,000   $ 558,000            0       $ 210,000
  Chairman of the Board      1994    930,000    477,000     220,000            0         214,000
  and Chief Executive        1993    908,000    294,000           0            0          68,000
     Officer(3)
Wayne B. Lyon,               1995   $767,000   $302,000   $ 440,000            0       $ 160,000
  President and Chief        1994    734,000    377,000     175,000            0         163,000
  Operating Officer(4)       1993    699,000    323,000     173,250      126,125(5)       54,000
Raymond F. Kennedy,          1995   $675,000   $301,000   $3,699,000     100,000       $ 121,000
  Executive Vice President   1994    578,000    298,000     137,000       30,773(5)      118,000
  and President -- Building  1993    546,000    268,000     135,450            0          42,000
     Products
Frank M. Hennessey,          1995   $401,000   $228,000   $2,156,000     100,000       $  27,000
  Executive Vice
     President(6)
Richard G. Mosteller,        1995   $512,000   $226,000   $ 294,000            0       $ 106,000
  Senior Vice President --   1994    490,000    251,000     117,000       27,000(5)      109,000
  Finance(4)                 1993    466,000    215,000     116,550       17,000(5)       41,000

- - -------------------------
(1) This column sets forth the dollar value, as of the date of grant, of restricted stock awarded under the Company's 1991 Long Term Stock Incentive Plan (the "1991 Plan"). In general, restricted stock awards granted to date vest over a period of ten years from the date of grant with ten percent of each award vesting annually and vesting is contingent on a continuing employment or consulting relationship with the Company. The restricted stock awards made to Messrs. Kennedy and Hennessey in 1995 are principally "career grants," which generally vest over a three-year period only following their retirement from the Company after reaching age 65, as described under "Executive Compensation Committee Report." The following number of shares were awarded to the named executive officers in 1995: Mr. Manoogian - 21,470 shares; Mr. Lyon - 16,940 shares; Mr. Kennedy - 131,990 shares; Mr. Hennessey - 76,940 shares; and Mr. Mosteller - 11,300 shares. As of December 31, 1995, the aggregate number and market value of unvested restricted shares of Company Common Stock held by each of the named executive officers under the 1991 Plan and prior plans were: Mr. Manoogian - 65,558 shares valued at $2,057,000; Mr. Lyon - 48,125 shares valued at $1,510,000; Mr. Kennedy -
    169,935 shares valued at $5,332,000; Mr. Hennessey - 86,982 shares valued at $2,729,000; and Mr. Mosteller - 31,942 shares valued at $1,002,000. As of December 31, 1995, Mr. Manoogian held 10,000 restricted shares of MascoTech common stock granted under the Company's Restricted Stock (Industries) Incentive Plan valued at $109,000. Recipients of restricted stock awards have the right to receive dividends on unvested shares.

(2) This column includes (a) Company contributions and allocations under the Company's defined contribution retirement plans for the accounts of each of the named executive officers (for 1995: Mr. Manoogian - $67,000; Mr. Lyon - $53,000; Mr. Kennedy - $47,000; Mr. Hennessey - $27,000; and Mr. Mosteller - $35,000), and (b) cash payments made pursuant to certain tandem rights associated with the annual vesting of certain restricted stock awards granted in 1989 (in 1995: Mr. Manoogian - $143,000; Mr. Lyon - $107,000; Mr.
    Kennedy - $74,000; and Mr. Mosteller - $71,000). For further information regarding these rights, see "Certain Relationships and Related Transactions."

(3) Does not reflect salary and bonus Mr. Manoogian received from MascoTech as its Chairman of the Board and Chief Executive Officer ($570,000 for 1995) or from TriMas as its Chairman of the Board ($100,000 for 1995).

(4) The information does not include directors fees received by Mr. Mosteller from MascoTech or by Mr. Lyon from Emco Limited. See "Certain Relationships and Related Transactions."

(5) No original stock options were granted in 1994 or 1993. Options shown in those years consist solely of restoration options granted upon the exercise of previously held stock options. As described in more detail under "Executive Compensation Committee Report," a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

(6) Mr. Hennessey became an executive officer in 1995. Consequently, the table does not set forth information for prior years, but information for 1995 includes the entire year.

Option Grant Table

     The following table sets forth information concerning options granted to the named executive officers in 1995.

                                          INDIVIDUAL GRANTS
                          --------------------------------------------------      POTENTIAL REALIZABLE
                          NUMBER OF                                             VALUE AT ASSUMED ANNUAL
                          SECURITIES    % OF TOTAL                                RATES OF STOCK PRICE
                          UNDERLYING     OPTIONS                                    APPRECIATION FOR
                           OPTIONS      GRANTED TO                                   OPTION TERM(2)
                           GRANTED      EMPLOYEES     EXERCISE    EXPIRATION    ------------------------
         NAME             IN 1995(1)     IN 1995        PRICE        DATE           5%           10%
- - -----------------------   ----------    ----------    ---------   ----------    ----------    ----------
Richard A. Manoogian              0
Wayne B. Lyon                     0
Raymond F. Kennedy          100,000       48.75%        $28  1/4    05/18/05    $1,777,000    $4,502,000
Frank M. Hennessey          100,000       48.75%        $28  1/4    05/18/05    $1,777,000    $4,502,000
Richard G. Mosteller              0

- - -------------------------
(1) All of the options shown in the table were granted under the 1991 Plan at the market price on the date of grant and vest in installments beginning in the third year and extending through the eighth year after grant, and may be exercised until the earlier of ten years from the date of grant or, as to the number of shares then exercisable, the termination of the employment or consulting relationship. The Compensation Committee may permit Company Common Stock to be used to satisfy federal, state and local withholding tax obligations attributable to the exercise of options, and may accept the surrender of an exercisable option and authorize the payment by the Company of an amount equal to the difference between the option exercise price of the stock and its then fair market value. For further information, see "Executive Compensation Committee Report."

(2) These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be realized.

Year-End Option Value Table

     The following table sets forth information concerning the value at December 31, 1995 of unexercised options held by each of the named executive officers under the Company's stock option plans. The value of unexercised options reflects the increase in market value of Company Common Stock from the date of grant through December 31, 1995 (the closing price of Company Common Stock on December 29, 1995, the last trading day of 1995, was $31 3/8 per share). The value actually realized upon future option exercises by the named executive officers will depend on the value of Company Common Stock at the time of exercise.

                         DECEMBER 31, 1995 OPTION VALUE

                                      NUMBER OF SECURITIES
                                     UNDERLYING UNEXERCISED                 VALUE OF UNEXERCISED
                                           OPTIONS AT                      IN-THE-MONEY OPTIONS AT
                                        DECEMBER 31, 1995                     DECEMBER 31, 1995
                                 -------------------------------       -------------------------------
             NAME                UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE       EXERCISABLE
- - ------------------------------   -------------       -----------       -------------       -----------
Richard A. Manoogian..........      240,000            1,017,740        $ 2,550,000        $ 7,237,000
Wayne B. Lyon.................      180,000              286,125        $ 1,913,000        $ 1,638,000
Raymond F. Kennedy............      220,000              171,310        $ 1,588,000        $ 1,078,000
Frank M. Hennessey............      125,000               25,000        $   472,000        $   159,000
Richard G. Mosteller..........       90,000              169,722        $   956,000        $ 1,314,000

Retirement Plans

     The executive officers participate in pension plans maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                               PENSION PLAN TABLE

                                            YEARS OF SERVICE(1)
                    -------------------------------------------------------------------
REMUNERATION(2)        5          10          15          20          25          30
- - ---------------     -------    --------    --------    --------    --------    --------
  $  200,000        $11,290    $ 22,580    $ 33,870    $ 45,161    $ 56,451    $ 67,741
     400,000         22,580      45,161      67,741      90,321     112,902     135,482
     600,000         33,870      67,741     101,611     135,482     169,352     203,223
     800,000         45,160      90,321     135,482     180,643     225,803     270,964
   1,000,000         56,451     112,902     169,352     225,803     282,254     338,705
   1,200,000         67,741     135,482     203,223     270,964     338,705     406,446

- - -------------------------
(1) The plans provide for credit for employment with any of the Company, MascoTech, TriMas and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a MascoTech or TriMas plan. The table does not depict Internal Revenue Code limitations on tax-qualified plans because one of the plans is a non-qualified plan established by the Company to restore for certain salaried employees (including the named executive officers) benefits that are otherwise limited by the Code. For each year of credited service prior to July 1, 1971 there is an additional annual benefit equal to .2 of 1 percent of final average earnings in excess of $9,000. Approximate years of credited service for the named executive officers participating in the plan are: Mr. Manoogian and Mr. Mosteller - 30 (the maximum credited service); Mr. Lyon - 24; Mr. Kennedy - 18; and Mr. Hennessey - 6.

(2) For purposes of determining benefits payable, remuneration is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement.

     Under the Company's Supplemental Executive Retirement and Disability Plan, certain officers and other key executives of the Company, or any company in which the Company or a subsidiary owns at least 20 percent of the voting stock, may receive retirement benefits in addition to those provided under the Company's other retirement plans and supplemental disability benefits. Each participant is designated by the Compensation Committee or the Chairman of the Board (and approved by the Compensation Committee in the case of the Company officers) to receive annually upon retirement on or after the age of 65, an amount which, when combined with benefits from the Company's other retirement plans and for most participants any retirement benefits payable by reason of employment by prior employers, equals 60 percent of the average of the participant's highest three years' cash compensation received from the Company (limited to base salary and regular year-end cash bonus). Participants are limited to an annual payment under this plan, which when combined with benefits under the Company's non-qualified plan, may not exceed a maximum, currently $377,454. A participant may also receive supplemental medical benefits. A participant who has been employed at least two years and becomes disabled prior to retirement will receive annually 60 percent of the participant's total annualized cash compensation in the year in which the participant becomes disabled, subject to certain limitations on the maximum payment and reduced by benefits payable pursuant to the Company's long-term disability insurance and similar plans. Upon a disabled participant's reaching age 65, the participant receives the annual cash benefits payable upon retirement, as determined above. A surviving spouse will receive reduced benefits upon the participant's death. Participants are required to agree that they will not engage in competitive activities for at least two years after termination of employment, and if employment terminates by reason of retirement or disability, during such longer period as benefits are received under this plan. The named executive officers participate in this plan.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on Company Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500 Index"), the Standard & Poor's Building Materials Index ("S&P Building Materials Index") and an index (the "Combined Index") consisting of an equally weighted average of the S&P Building Materials Index and the Standard & Poor's Household Furnishings & Appliances Index for the period from January 1, 1991 through December 31, 1995. The Combined Index reflects the Company's two primary business lines during the preceding five fiscal years. In late November 1995, the Company's Board of Directors approved a formal plan to dispose of the Company's home furnishings businesses, and such businesses are being treated as discontinued operations. Since the Company's businesses will consist of home improvement and building products, the Company believes that a comparison to the S&P Building Materials Index will be more appropriate. The graph assumes investments of $100 on December 31, 1990 in Company Common Stock, the S&P 500 Stock Index, the S&P Building Materials Index and the Combined Index, and the reinvestment of dividends.


                                                                  Average of
                                                                 S&P Building
                                                                 Materials and
                                                                  S&P House-
                                                                   hold Furn
                                                                 ishings & Ap-   S&P Building
      Measurement Period                          S&P 500 In-      pliances      Materials In-
    (Fiscal Year Covered)            MASCO            dex           Indices           dex
1990                                    100.00          100.00          100.00          100.00
1991                                    140.55          130.00          144.99          142.90
1992                                    180.84          139.67          173.94          182.51
1993                                    229.82          153.53          231.47          225.75
1994                                    145.94          155.50          180.76          166.74
1995                                    205.93          213.21          230.57          225.39

     The table below sets forth the value, as of December 31 of each of the years indicated, of $100 investments made on December 31, 1990 in Company Common Stock, the S&P 500 Index, the S&P Building Materials Index and the Combined Index, and reinvestment of dividends.

                                            1990       1991       1992      1993        1994       1995
 MASCO                                   $100.00    $140.55    $180.84    $229.82    $145.94    $205.93
 S&P 500 Index                            100.00     130.00     139.67     153.53     155.50     213.21
 Average of S&P Building Materials
 and S&P Household Furnishings
 & Appliances Indices                     100.00     144.99     173.94     231.47     180.76     230.57
 S&P Building Materials Index             100.00     142.90     182.51     225.75     166.74     225.39


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Messrs. Koning, Morgan and Simone. From time to time Morgan Lewis Githens & Ahn ("Morgan Lewis"), of which Mr. Morgan is a partner, performs investment banking and other related services for the Company and MascoTech, Inc. During 1995 the Company retained Merrill Lynch & Co. and Morgan Lewis to assist the Company with the divestiture of its Home Furnishings Group. Such assistance included the evaluation of alternatives for the divestiture, the development and implementation of strategies, the negotiation of the sale of the Home Furnishings Group, and the valuation of the Home Furnishings Group and the consideration to be received by the Company. Following the completion of the divestiture, the Company and Morgan Lewis expect to establish an appropriate fee for services provided during 1995 and 1996, including the firm's assistance with the Home Furnishings Group divestiture, based on the contribution of such services to the Company generally and to such divestiture. The payment of any such fee will require the prior approval of the Company's other outside Directors. Eugene A. Gargaro, Jr., an executive officer of the Company, serves on the Compensation Committees of the Boards of Directors of MascoTech and TriMas. Mr. Gargaro is of counsel to Dykema Gossett PLLC, a law firm which provides legal services to the Company from time to time, for certain matters on which he worked as a partner at the firm prior to his employment with the Company in October 1993. He receives no compensation from the firm. Richard A. Manoogian, an executive officer of MascoTech and TriMas, is Chairman of the Board and Chief Executive Officer of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MASCOTECH, INC.

     The Company owns approximately 45 percent of the outstanding voting common stock of MascoTech (formerly Masco Industries, Inc.), which was created by the Company in its 1984 restructuring. As part of the restructuring, the Company entered into certain agreements with MascoTech.

MascoTech Corporate Services Agreement

     Under a Corporate Services Agreement, the Company provides MascoTech and its subsidiaries with office space for its executive offices, use of the Company's data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for MascoTech's payment of an annual base service fee of .8 percent of its consolidated annual net sales, subject to adjustments. This agreement also provides for various license rights and confidential treatment of information which may arise from the Company's performance of research and development services on behalf of MascoTech. MascoTech paid the Company approximately $9 million for 1995 under this agreement, which is terminable by MascoTech at any time and by the Company at the end of any calendar year, in each case upon at least 90 days notice.

MascoTech Corporate Opportunities Agreement

     The Company and MascoTech are parties to a Corporate Opportunities Agreement which addresses potential conflicts of interest with respect to future business opportunities. This agreement materially restricts the ability of either party to enter into acquisitions, joint ventures or similar transactions involving businesses in which the other party is engaged without the consent of the other party. It will continue in effect until one year after the termination of the Corporate Services Agreement and thereafter will be renewed automatically for one-year periods, subject to termination by either party at least 90 days prior to any such scheduled renewal date.

MascoTech Stock Repurchase Agreement

     Under a Stock Repurchase Agreement, the Company has the right to sell to MascoTech, at a price based on fair market value, shares of MascoTech common stock upon certain events that would result in the Company's ownership of MascoTech common stock exceeding 49 percent of MascoTech's then outstanding shares. The Company has advised MascoTech that it intends to exercise such right whenever necessary to prevent its ownership of MascoTech common stock from exceeding 49 percent of the MascoTech common stock then outstanding.

MascoTech Assumption and Indemnification Agreement

     Under an Assumption and Indemnification Agreement, MascoTech assumed, and agreed to indemnify the Company against, all of the liabilities and obligations of the businesses transferred to it in the Company's 1984 restructuring, including claims and litigation resulting from events or circumstances that occurred or existed prior to the transfer, but excluding specified liabilities, including those related to certain of the Company's stock option, restricted stock and pension plans.

TRIMAS CORPORATION

     Effective October 1, 1988, MascoTech transferred to TriMas various businesses and cash in exchange for common stock and other securities of TriMas. In a related transaction, the Company, which prior to such transfer had an equity ownership interest in TriMas, purchased additional TriMas common stock for cash. As part of these transactions, TriMas agreed to indemnify MascoTech against substantially all of the liabilities and obligations of the businesses transferred to it, and the three companies entered into certain other agreements described below. As of March 1, 1996 the Company and MascoTech owned 5.3 percent and 41.4 percent, respectively, of the outstanding TriMas common stock.

TriMas Corporate Services Agreement

     Under a Corporate Services Agreement, the Company provides TriMas and its subsidiaries with use of the Company's data processing equipment and services, certain research and development services, corporate administrative staff and other support services, in return for TriMas' payment of an annual base service fee of .8 percent of TriMas' consolidated annual net sales, subject to adjustments. This agreement also provides for various license rights and confidential treatment of certain information which may arise from the Company's performance of research and development services on behalf of TriMas. TriMas paid the Company approximately $3 million for 1995 under this agreement, which is terminable by TriMas at any time upon at least 90 days notice and by the Company at the end of any calendar year upon at least 180 days notice.

TriMas Corporate Opportunities Agreement

     The Company, MascoTech and TriMas are parties to a Corporate Opportunities Agreement which addresses potential conflicts of interest with respect to future business opportunities. It materially restricts TriMas' ability to enter into businesses in which the Company or MascoTech are engaged without the consent of the Company or MascoTech. This agreement will continue in effect until at least two years after the termination of the TriMas Corporate Services Agreement and thereafter will be renewed automatically for one-year periods, subject to termination by any party at least 90 days prior to any such scheduled renewal date.

TriMas Stock Repurchase Agreement

     Under a Stock Repurchase Agreement, the Company and MascoTech have the right to sell to TriMas, at a price based on fair market value, shares of TriMas common stock upon certain events that would result in an increase in their respective ownership of the then outstanding shares of TriMas common stock. The Company and MascoTech have advised TriMas that they intend to exercise such rights whenever necessary to prevent their ownership of TriMas common stock from equaling or exceeding 20 percent and 50 percent, respectively, of the TriMas common stock then outstanding, or if the Company or MascoTech then determines such action to be in its respective best interest.

OTHER RELATED TRANSACTIONS

     In 1993, the Company and MascoTech partially restructured their affiliate relationships through transactions that reduced the Company's common equity ownership of MascoTech and resulted in MascoTech's acquisition of the Company's investments in Emco Limited, a Canadian-based manufacturer and distributor of building and home improvement and other industrial products. As a result of such transaction, MascoTech holds CDN $17,680,000 of 8% subordinated debentures and CDN $33,040,000 of 7 1/4% convertible subordinated debentures issued by Emco Limited, for which Frank M. Hennessey, an executive officer of the Company, also serves as Chairman of the Board and Chief Executive Officer. As part of the consideration for the restructuring, the Company received from MascoTech seven-year warrants to purchase 10 million shares of MascoTech common stock at $13 per share. The Company may not exercise the warrants if, after giving effect to such exercise, the Company would own more than 35 percent of the outstanding shares of MascoTech common stock. The Company also entered into an agreement to purchase from MascoTech at MascoTech's option through March 1997 up to $200 million of subordinated debentures, and in connection therewith, MascoTech pays an annual commitment fee to the Company of $250,000. In addition, MascoTech agreed to file registration statements under the federal securities laws to enable the Company from time to time to publicly dispose of securities of MascoTech held by the Company.

     MascoTech GmbH, a German subsidiary of MascoTech, and Masco GmbH, a German subsidiary of the Company, have from time to time advanced excess funds held in such foreign country to one another to be used for working capital. The parties negotiated a fluctuating rate of interest for these loans. The largest amount outstanding payable by MascoTech GmbH during 1995 was approximately $107,000.

     TriMas acquired several businesses from the Company in early 1990, and as part of the transaction, the Company agreed to indemnify TriMas against certain liabilities of the acquired businesses.

     MascoTech and TriMas participate with the Company in a number of national purchasing programs, which enable each of them to obtain favorable terms from certain of their service and product suppliers. Sales of products and services and other transactions occur from time to time among the Company, MascoTech and TriMas. As a result of such transactions in 1995, the Company paid approximately $11.2 million to MascoTech and approximately $1.8 million to TriMas, and received approximately $641,000 from MascoTech. In addition, MascoTech paid approximately $3.3 million to TriMas and TriMas paid approximately $572,000 to MascoTech for 1995 as a result of such transactions in 1995.

     In 1988 the Company and MascoTech jointly established Masco Capital Corporation to seek business and other investment opportunities of mutual interest that for various reasons were viewed as more appropriately undertaken on a joint basis rather than individually. In 1988 Masco Capital made an investment in Payless Cashways, Inc., a building materials specialty retailer. In connection with this investment, Payless entered into a multi-year supply agreement with the Company covering the purchase of certain competitively priced products of the Company and any affiliate designated by the Company, including MascoTech. This Agreement expired on December 31, 1995. In December 1991, the Company purchased MascoTech's 50 percent ownership interest in Masco Capital for approximately $49.5 million and may make additional payments based upon any aggregate net increase in the value of Masco Capital's remaining investments through late 1996.

     In 1989 the Company made long-term restricted stock awards to a large number of Company employees that were combined with tandem rights to phantom TriMas shares. The value of a phantom TriMas share is deemed to be equal to the value of a share of TriMas common stock. At the time of the grant, the aggregate value of the shares of Company Common Stock awarded to each participant was equal to the aggregate value of the alternative phantom TriMas shares that were awarded. The phantom TriMas shares vest on the same schedule as the shares of Company Common Stock. On each vesting date the participant receives the benefit of the then current value of the vesting shares of Company Common Stock or the then current value of the vesting phantom TriMas shares, whichever is greater. If the value of the vesting phantom TriMas shares is greater, the participant receives the vesting shares of the Company Common Stock and the excess is paid in cash. If the value of the vesting phantom TriMas shares is less, the participant receives only the vesting shares of Company Common Stock.

     In 1993, as part of its plan to dispose of its energy-related businesses, MascoTech sold Lamons Metal Gasket Co. to TriMas for a purchase price of $60 million plus additional future payments contingent upon the level of profitability of Lamons. As part of the transaction, MascoTech agreed to indemnify TriMas against certain liabilities of the acquired business.

     Subject to certain conditions, and upon the request of MascoTech or the Company, TriMas has agreed to file registration statements under the federal securities laws to permit the sale in public offerings of TriMas common stock held by the Company and MascoTech. In addition, the Company and MascoTech entered into arrangements with TriMas pursuant to which TriMas has registered shares of TriMas common stock held by certain executives of the Company and MascoTech, including Richard A. Manoogian, under incentive programs established by such companies. TriMas provides indemnification against certain liabilities arising from such transactions.

     Ownership of securities and various other relationships and incentive arrangements may result in conflicts of interest in the Company's dealings with MascoTech, TriMas and others. The MascoTech and TriMas Corporate Opportunities Agreements and other aspects of the relationships among the three companies may affect their ability to make acquisitions and develop new businesses under certain circumstances. Four persons affiliated with the Company are currently members of MascoTech's Board of Directors (although the term of one of the four, Mr. Mosteller, Senior Vice President -- Finance, expires in May 1996, and he is not seeking re-election) and three persons affiliated with the Company are members of TriMas' Board of Directors. Mr. Manoogian, the Company's Chairman of the Board and Chief Executive Officer, is also the Chairman of the Board and Chief Executive Officer of MascoTech, the Chairman of the Board of TriMas and a significant stockholder of all three companies. Mr. Morgan, who is a Director of the Company, is also a Director of MascoTech and TriMas. Mr. Gargaro, an executive officer of the Company, is also a director and the Secretary of both MascoTech and TriMas. Certain officers and other key employees of the Company receive benefits based upon the value of the common stock of the Company, MascoTech and TriMas under certain Company and MascoTech incentive compensation programs. See "Compensation of Executive Officers."

     As previously reported to stockholders, on April 1, 1996, the Company entered into an agreement for the sale of the Home Furnishings Group to Furnishings International Inc., an investor group. During the discussions leading to the signing of the sale agreement, the investor group expressed its strong desire that Wayne Lyon, the Company's President and Chief Operating Officer, join Furnishings International as its full-time Chairman, President and Chief Executive Officer to manage the Home Furnishings Group operations following the sale. The Company has reluctantly acceded to this request and Mr. Lyon accepted the appointment, to become effective upon completion of the transaction. Mr. Lyon and other members of the Home Furnishings Group management will become investors in Furnishings International, in amounts and on terms to be established.

     The following table sets forth the number of shares of MascoTech and TriMas common stock beneficially owned as of March 1, 1996 by the nominees, the current Directors and named executive officers and by the current Directors and executive officers of the Company as a group. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                                SHARES OF             SHARES OF
                                                             COMMON STOCK OF       COMMON STOCK OF
                                                                MASCOTECH        TRIMAS CORPORATION
                         NAME(1)                           BENEFICIALLY OWNED    BENEFICIALLY OWNED
- - ---------------------------------------------------------- -------------------   -------------------
Dr. Lillian Bauder........................................              0                     0
Frank M. Hennessey........................................              0                40,000
Joseph L. Hudson, Jr......................................              0                     0
Raymond F. Kennedy(2).....................................          4,030                55,500
Erwin L. Koning...........................................          3,000                   500
Wayne B. Lyon(3)(8).......................................         60,580               176,084
Richard A. Manoogian(4)(5)(8).............................      5,111,142             1,801,852
John A. Morgan............................................         24,000                 8,000
Richard G. Mosteller......................................          1,000                     0
Arman Simone(6)(8)........................................         20,000                 2,880
Peter W. Stroh............................................              0                     0
All 19 current Directors and executive officers of the
  Company as a group (excluding subsidiary, divisional and
  group executives)(2)(3)(4)(5)(6)(7)(8)..................      5,359,266             2,363,494

- - -------------------------
(1) The only nominee, current Director or executive officer of the Company who beneficially owns one percent or more of MascoTech or TriMas common stock is Mr. Manoogian, who beneficially owns 9.1 percent of MascoTech common stock and 4.9 percent of TriMas common stock. Directors and executive officers of the Company as a group beneficially own 9.6 percent of MascoTech common stock and 6.5 percent of TriMas common stock.

(2) Mr. Kennedy owns 5,000 shares of MascoTech $1.20 Convertible Preferred (less than one percent of the total issue outstanding). Shares of MascoTech common stock owned by Mr. Kennedy and by all Directors and executive officers as a group include in each case 4,030 shares into which the preferred stock is convertible.

(3) Includes 2,000 shares of MascoTech common stock and 7,184 shares of TriMas common stock owned by a foundation for which Mr. Lyon serves as director. Shares owned beneficially by Mr. Lyon and all Directors and executive officers of the Company as a group include 22,580 shares of MascoTech common stock which could be acquired upon conversion of convertible debt securities of MascoTech.

(4) Includes 202,560 shares of MascoTech common stock and 33,008 shares of TriMas common stock owned by charitable foundations for which Mr. Manoogian serves as a director, and 387,006 shares of MascoTech common stock which can be acquired upon conversion of convertible securities owned by the foundations. In addition, Mr. Manoogian may be deemed to be the beneficial owner of 200,000 shares of MascoTech's $1.20 Convertible Preferred Stock (1.9 percent of the total issue outstanding) owned by one of the foundations.

(5) Includes shares of MascoTech common stock which may be acquired on or before April 29, 1996 upon exercise of stock options (700,000 shares for both Mr. Manoogian and all Directors and executive officers of the Company as a group), unvested restricted shares issued under the Company's Restricted Stock (Industries) Plan (5,000 shares for Mr. Manoogian and 12,200 for all Directors and executive officers of the Company as a group), and unvested restricted shares issued under MascoTech's restricted stock incentive plans (21,840 shares for Mr. Manoogian and 40,200 shares for all Directors and executive officers of the Company as a group). Mr. Manoogian exercises neither voting nor investment power over unexercised option shares and has sole voting but no investment power over unvested, restricted shares.

(6) Includes 10,000 shares of MascoTech common stock owned by a charitable organization for which Mr. Simone serves as a director.

(7) Includes 27,000 shares of MascoTech common stock and 11,684 shares of TriMas common stock owned by trusts for which an executive officer serves as a trustee and 4,354 shares of MascoTech common stock which could be acquired upon conversion of convertible debt securities owned by such trusts.

(8) The directors of the foundations and the charitable organization and the trustees share voting and investment power with respect to the MascoTech common and preferred stock and the TriMas common stock owned by such entities; however, Messrs. Manoogian, Simone and Lyon and the executive officer who acts as trustee each disclaim beneficial ownership of such securities.

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected the independent public accounting firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") to audit the Company's financial statements for the year 1996, and believes it appropriate to submit its choice for ratification by stockholders.

     Coopers & Lybrand has acted as the Company's independent certified public accounting firm for over 35 years. During such time, it has performed services of an accounting and auditing nature for the Company as well as for MascoTech and TriMas Corporation. Representatives of Coopers & Lybrand are expected to be present at the meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.

     If the selection is not ratified, the Board will consider selecting another public accounting firm as the independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 1996.

                            STOCKHOLDERS' PROPOSALS

     Stockholders' proposals intended to be presented at the 1997 Annual Meeting of Stockholders of the Company must be received by the Company at its address stated above by December 30, 1996, to be considered for inclusion in the Company's Proxy Statement and Proxy relating to such meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                              By Order of the Board of Directors

                                                      /s/ Eugene A. Gargaro, Jr.
                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary

Taylor, Michigan
April 29, 1996

                               MASCO CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                        AT MASCO CORPORATE HEADQUARTERS
                              21001 VAN BORN ROAD
                             TAYLOR, MICHIGAN 48180

                                     [MAP]

FROM DOWNTOWN DETROIT (EAST)
- - - Take I-94 west to the Pelham Road exit.
- - - Turn right onto Pelham Road and travel to Van Born Road.
- - - Turn left onto Van Born Road and proceed to the corporate office.

FROM METRO AIRPORT (WEST)
- - - Take I-94 east to Pelham/Southfield Road exit.
- - - Turn left onto Pelham and travel to Van Born Road.
- - - Turn left onto Van Born Road and proceed to the corporate office.

FROM SOUTHFIELD/BIRMINGHAM (NORTH)
- - - Take the Southfield Freeway to the Outer Drive/Van Born Road exit.
- - - Stay on the service drive and proceed to Van Born Road.
- - - Bear right onto Van Born Road and travel to the corporate office.

FROM TOLEDO (SOUTH)
- - - Take I-75 north to the Telegraph Road north exit.
- - - Proceed on Telegraph Road north to Van Born Road.
- - - Turn right on Van Born Road and proceed to the corporate office.

/      /

(1) Election of Directors     FOR all nominees          WITHHOLD AUTHORITY to vote
                              listed below     / /      for all nominees listed below / /     EXCEPTIONS / /

Class II Directors to hold office until the 1999 Annual Meeting of Stockholders or until their respective successors are elected and qualified:
NOMINEES: DR. LILLIAN BAUDER, JOSEPH L. HUDSON, JR. and JOHN A. MORGAN
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT
NOMINEE'S NAME.)

(2) Ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1996.

       FOR / /     AGAINST / /     ABSTAIN / /

(3) In their discretion upon such other business as may properly come before the meeting.

The shares represented by this proxy will be voted in accordance with the specifications above.  IF SPECIFICATIONS ARE NOT MADE,
THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P.

Change of Address or Comments Mark Here / /

Please sign exactly as name appears at left.  Executors, administrators, trustees, et al. should so indicate when signing.  If the signature is for a corporation, please sign the full corporate name by an authorized officer.  If the signature is for a partnership, please sign the full partnership name by an authorized person.  If shares are registered in more than one name, all holders must sign.

Dated: _________________________________, 1996


_________________________________________(L.S.)
Signature

_________________________________________(L.S.)
Signature

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.  / /

Please sign, date and return the proxy card promptly using the enclosed envelope.




       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 1996
                               MASCO CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Masco Corporation to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 22, 1996, at 10:00 A.M. Eastern daylight time and at any adjournment thereof.

        The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

(Continued and to be signed and dated on the reverse side.)

MASCO CORPORATION
P.O. BOX 11261
NEW YORK, N.Y.  10203-0261